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                                                                  EXHIBIT 99


                                   EXX INC
                                  Suite 689
                           1350 East Flamingo Road
                             Las Vegas, NV 89119



                EXX ANNOUNCES AMEX REQUEST FOR FILING LISTING
         APPLICATION  FORMS FOR PRIOR PERFORMANCE AWARD SHARES

   Las Vegas, NV June 1, 2006-EXX INC (Amex EXX-A and EXX-B) today announced that on May 25, 2006, it received a notice from The American Stock Exchange ("Amex") indicating that the Company is not in compliance with listing requirements under Section 301 of the Amex Company Guide requiring the Company to file an application for the listing of additional shares with respect to 250,000 shares of Class B Common Stock which were authorized to be issued to David A. Segal, the Company's Chairman, Chief Executive Officer, and Chief Financial Officer pursuant to a performance award issued to Mr. Segal in 2003. The Company expects to file the required listing of additional shares application on or before June 8, 2006 and believes that upon that filing it will be in compliance with all applicable continued listing requirements. Amex has informed the Company that failure to submit the additional shares application by June 8, 2006 and/or any subsequent failure to comply with any other continued listing requirements will result in the Amex assessing the Company's continued listing eligibility including, as appropriate, the application of continued listing evaluation and follow-up proceedings specified in Section 1009 of the Amex Company Guide and/or initiation of delisting proceedings.




The above results of operations may contain certain forward-looking statements which are covered under the safe harbor provisions of the Private Securities Legislation Reform Act of 1995 with respect to the Company's future financial performance. Although EXX INC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause EXX INC's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from EXX INC's expectations include, without limitation, EXX's ability to continue to access funding for its operations, the cyclical nature of the industries served by EXX, all of which have encountered significant downturns in the past; the level of production by and demand from EXX's principal customers upon which EXX is substantially dependent; whether, when and to what extent expected orders materialize; whether EXX will be able to successfully launch new programs; the impact on EXX of actions by its competitors, some of which are significantly larger and have greater financial and other resources than EXX; and developments with respect to contingencies, including environmental matters, litigation and retained liabilities from businesses previously sold by EXX; changes in manufacturing and shipment schedules; delays in completing plant construction and acquisitions, labor disturbances, new product and technology developments, competition within each business segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks.